Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st  day of July 2014, by and between Banner Bank (“Bank”), a wholly-owned subsidiary of Banner Corporation ( “Company”) and ___________________ (the “Employee”).

WHEREAS, the Bank desires to employ the Employee, and the Employee desires to be employed by the Bank;

WHEREAS, on __________________ __, 199_/20__, the parties entered into an employment agreement;

WHEREAS, the Employee has made and is anticipated to continue making a major contribution to the success of the Bank;

WHEREAS, in light of the past, current and anticipated future contributions of the Employee, the parties desire to amend the Employee's employment agreement, as provided for herein;

WHEREAS, the Bank board of directors (the “Board of Directors”) recognizes that a change in control of the Company or the Bank may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of the Employee to the detriment of the Company, the Bank and their respective shareholders;

WHEREAS, the Board of Directors believes that it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee in order to assure high quality management of the Company, the Bank, and its subsidiaries;

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee; and

WHEREAS, as of July 1, 2014, this Agreement shall supersede all prior employment agreements previously in effect between the Company, the Bank and the Employee, and any such prior employment agreements are hereby void and of no effect. For the avoidance of doubt, however, this Agreement amends the prior agreement and shall not be considered a new agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

 “Change in Control” means (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of the Consolidated Subsidiaries (as hereinafter defined), any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank’s then outstanding securities; (ii) individuals who are members of the Company Board of Directors on the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company’s shareholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Washington Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), shall be considered a member of the Incumbent Board; (iii) the shareholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the Bank, or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company or the Bank (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) the shareholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank, or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or a change in the composition of the Company Board of Directors or the Bank Board of Directors at the direction of the DFI or the FDIC.  Notwithstanding anything herein to the contrary, no Change in Control shall be considered to have occurred pursuant to a transaction or event described herein, if such transaction or event occurred pursuant to, or in connection with, a public offering approved by the Company Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board of Directors which has been delegated authority to act on behalf of the Board of Directors.

“Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Code Section 1504 without regard to subsection (b) thereof), specifically including the Bank.

“Date of Termination” means the date upon which the Employee experiences a Separation from Service from the Bank, as specified in a notice of termination pursuant to Section 9 of this Agreement or the date a succession becomes effective under Section 11.

“Effective Date” means the date of this Agreement.

 “Involuntary Termination” means the Employee’s Separation from Service (i) by the Bank without the Employee's express written consent; or (ii) by the Employee by reason of a material diminution of or interference with the Employee's duties, responsibilities or benefits as described in this sentence, if the Employee sends written notice to the Bank in accordance with Section 9 of this Agreement that an Involuntary Termination has occurred within 30 days of any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than within a radius of 50 miles from _______, Washington, except for reasonable travel on Bank business; (2) a material demotion of the Employee (unless such action was effected to comply with a regulatory compliance requirement); (3) a material reduction in the Employee’s authority, duties or responsibilities (other than as part of a Company-wide or the Bank-wide reduction in staff or similar reduction or unless such action was effected to comply with a regulatory compliance requirement); (4) a reduction in the Employee's then-current Salary (other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank, or as required to comply with a regulatory compliance requirement); and (5) the failure of the Board of Directors (or a board of directors of a successor of the Bank) to elect the Employee as _______________________________________ of the Bank (or a successor of the Bank) or any action by the Board of Directors (or a board of directors of a successor of the Bank) removing the Employee from such office.  The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or disability (pursuant to Section 7(f) of this Agreement), retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).  For purposes of this definition the phrase "regulatory compliance requirement" includes (but is not limited to) enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco.

“Restrictive Covenants” shall mean the covenants and restrictions described in Section 10.

“Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Separation from Service” has the same meaning as in Section 409A.  Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank, the Company and all affiliates within the meaning of Section 409A.

 “Termination for Cause” and “Terminated for Cause” mean the Employee’s Separation from Service with the Bank because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties (unless Employee is prevented from performing such duties because the Employee is disabled (within the meaning of Section 7(f)) of this Agreement or suffering from a medical condition that reasonably prevents the Employee from performing such duties despite following a treatment plan provided by a physician or licensed medical specialist), willful violation of any law, rule, or regulation (other than traffic violations or offenses that are classified as misdemeanors) or final cease-and-desist order, acts or failures to act that may have a material detrimental effect on the reputation or business of the Company or the Bank or would be reasonably likely to result in regulatory sanctions, penalties or restrictions on the Company’s or the Bank’s operations, or material breach of any provision of this Agreement unless the Employee cures such material breach within thirty (30) days after a written notice describing such material breach is received by the Employee.  The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

2.  Term.  The term of this Agreement shall be a period of three (3) years commencing on the Effective Date, subject to earlier termination as provided herein (the “Initial Term”). Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one (1) year in addition to the then-remaining term (the “Extended Term”), so that the Extended Term on the effective date of the extension is three (3) years, provided that: (i) neither the Employee, nor the Bank, has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors or the Committee explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both such Initial Term and such Extended Terms.

3.  Employment.  The Employee shall be employed as ________________________________ of the Bank.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time. The Employee shall also render services to the Company or any subsidiary or subsidiaries of the Company (or the Bank) as requested by the Board of Directors from time to time consistent with the Employee’s executive position. The Employee shall devote the Employee’s best efforts and reasonable time and attention to the business and affairs of the Bank to the extent necessary to discharge the Employee’s responsibilities hereunder. The Employee may (a) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or the Committee, which approval shall not be unreasonably withheld and (b) manage personal investments, so long as such activities do not interfere materially with performance of the Employee’s responsibilities hereunder or give rise to violations of applicable securities laws.

4.           Cash Compensation; Bonuses/Incentives; Expenses; Awards.

(a)           Salary.  The Bank shall pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $________.  The Employee’s Salary shall be paid in accordance with the Bank's routine payroll practices and shall be subject to customary tax and other applicable withholdings.  The Employee's Salary shall be adjusted from time to time to reflect amounts approved by the Board of Directors or the Committee.  The amount of the Salary shall be reviewed by the Board of Directors (or the Committee), at least annually during the term of this Agreement.

(b)           Bonuses/Incentives.   The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such performance-based and discretionary bonuses, if any, and incentive compensation opportunities, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers.  Bonus and incentive payments provided for under this Agreement shall be paid by a date that qualifies the payment as a “short-term deferral” under Section 409A, or pursuant to another agreement that complies with Section 409A.

(c)           Expenses.  Subject to Section 19, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

(d)           Awards.  The Employee may be eligible to participate in other equity or incentive award programs sponsored by the Company or the Bank, and to receive awards thereunder, all in accordance with the terms and conditions of those programs.  This Agreement does not itself confer to the Employee an automatic right to participate in any such program or to receive any award or benefit thereunder.

5.  Benefits.

(a)           Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Bank generally, in all plans of the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.

(b)           Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Bank's executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

(c)           Automobile. The Employee shall be provided an automobile for his business use, at the Bank’s expense.  The automobile provided shall be determined by the Board of Directors in its sole discretion, taking into account the reasonable preferences of the Employee and his position with the Bank.

(d)           Club Memberships.  The Bank shall pay the monthly dues for the Employee to be a member of the __________________________________ Club. The Bank shall not pay for meals, including meal minimums, unless such meals represent a legitimate business expense that is reimbursable under Section 4(c) of this Agreement.

6. Vacations; Leave.  At such reasonable times as the Board of Directors or the Committee shall in its discretion permit, the Employee shall be entitled, without loss of pay, to a voluntary absence from the performance of services under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)           The Employee shall be entitled to any annual vacation in accordance with the policies as periodically established by the Board of Directors or the Committee for senior management officials of the Bank.

(b)           The timing of vacations shall be scheduled in a reasonable manner by the Employee.  The Employee shall not be entitled to receive any additional compensation from the Bank on account of the Employee's failure to take a vacation, nor shall the Employee be entitled to accumulate unused vacation from one fiscal year to the next, except in each case to the extent authorized by the Board of Directors or the Committee for senior management officials of the Bank.

(c)           The Employee shall be entitled to annual sick leave as established by the Board of Directors or the Committee for senior management officials of the Bank.  In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors or the Committee in its sole discretion or in accordance with Bank policies that apply to employees generally.  Upon termination of the Employee’s employment with the Bank, the Employee shall not be entitled to receive any additional compensation from the Bank for unused sick leave, except to the extent authorized by the Board of Directors or the Committee or in accordance with Bank policies that apply to employees generally.

7.   Termination of Employment.

(a)           Involuntary Termination.  Subject to the notice provisions in Section 9, the Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change in Control which occurs during the term of this Agreement, the Bank shall (in addition to amounts due the Employee in connection with services performed for the Bank prior to the Date of Termination): (i) pay the Employee’s Salary at the rate in effect immediately prior to the Date of Termination over the remainder of the then-current Term, and (ii) provide to the Employee during the remainder of the then-current Term substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and the Employee’s dependents and beneficiaries who would have been eligible for such benefits, if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to the Employee. Payments under this Section 7(a) shall be subject to any other Agreement provisions that would affect such payments (including but not limited to Section 8).

(b)           Termination for Cause.  In the event of Termination for Cause, the Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 60 days' written notice to the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)           Change in Control.  In the event the Employee experiences an Involuntary Termination during the period commencing on the six-month anniversary preceding the effective time of a Change in Control, and ending on the second anniversary of the effective time of a Change in Control, except in the case of Termination for Cause, the Bank shall (in addition to amounts due the Employee in connection with services performed for the Bank prior to the Date of Termination): (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 2.99 times the Employee's “base amount” as determined under Section 280G of the Code (determined at the effective time of the Change in Control), and (ii) provide to the Employee during the 36-month period following the Employee's Date of Termination substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and the Employee’s dependents and beneficiaries who would have been eligible for such benefits, if the Employee had not suffered an Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to the Employee.  Payments under this Section 7(d) shall be subject to any other Agreement provisions that would affect such payments (including but not limited to Section 8).

(e)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Bank shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which the Employee would have earned if the Employee had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f)           Disability.  If the Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of the position set forth in Section 3 of this Agreement, the Employee shall receive short-term disability benefits equal to 100 percent of his monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3 percent of monthly salary beginning on the 181st day of disability and continuing until the Employee attains age 65.  Such short-and long-term disability benefits shall be reduced by the amount of any benefits payable to the Employee under any disability program of the Bank.  In addition, during any period of disability, the Employee and his dependents shall, to the greatest extent possible, continue to be covered under all employee benefits plans of the Bank, including without limitation, the Bank’s retirement plan(s), life insurance plan, and health insurance plans, as if the Employee were actively employed by the Bank. Upon returning to full-time employment, the Employee’s full Salary as set forth in this Agreement shall be reinstated. In the event that the Employee returns to active employment on other than a full-time basis, then his Salary (as set forth in Section 4(a) of this Agreement) shall be reduced in proportion to the time spent in said employment. Subject to the provisions of this Section 7(f), if the Employee is disabled for a continuous period exceeding six (6) calendar months, the Bank may, at its election, terminate the Agreement. If the Employee’s disability does not constitute a disability within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A then, if necessary to comply with Section 409A, payments under this Section 7(f) shall not commence until the earlier of the Employee’s death or the sixth month anniversary of the Employee’s Separation from Service, with any delayed payments being made with the first permissible payment.

(g)           No Duplication of Payments.  The Employee shall be entitled to payments under only one of the paragraphs of this Section 7.  Without limiting the scope of the preceding sentence, no payments shall be made under both Section 7(a) and 7(d).  If payments are made under Section 7(a), and payments become due under Section 7(d), then any payments made in accordance with Section 7(a) shall be applied against the amounts due under Section 7(d).

8.           Payment Restrictions, Conditions, Limitations and Reductions.

(a)  Reductions of Benefits To Avoid Violation of Section 280G.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(b)           Section 409A.  Amounts payable under this Agreement shall be subject to any applicable provisions related to Section 409A, including Section 19.

(c)           Release Required.  No payment shall be made under Section 7(a) or 7(d) unless the Employee timely executes a release substantially in the form attached as Exhibit A hereto no later than the earlier of the time provided for in the release or 60 days after the Employee's Separation from Service.

(d)           Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (“R.C.W.”),  the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(e)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W.

30.12.040, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(f)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(g)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Bank or the Company, respectively.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(h)           Undercapitalization. No payment shall be made under Section 7(a) or 7(d) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 225 or any successor provision.

(i)           Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(j)           Clawback.  All amounts payable to the Employee under this Agreement shall be subject to such clawback (recovery) as may be required to be made pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Company or the Bank adopted pursuant to any such law, rule, regulation or stock exchange listing requirement.

9.  Notice of Termination.  In the event that the Bank desires to terminate the employment of the Employee during the term of this Agreement, the Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate. In the event that the Employee determines in good faith that the Employee has experienced an Involuntary Termination of the Employee’s employment, the Employee shall send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which the Employee’s employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, the Employee shall deliver a written notice to the Bank, stating the date upon which employment shall terminate, which date shall be at least 60 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10.  Loyalty; Noncompetition; Nonsolicitation; Nondisclosure.

(a)           Loyalty.  The Employee shall devote the Employee’s full time and best efforts to the performance of the Employee’s employment under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Company, the Bank, or any of the Consolidated Subsidiaries, or be a director, officer or executive of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity.  “Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Company, the Bank or any of the Consolidated Subsidiaries” shall include (but not be limited to) engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation. The preceding sentence shall not apply with respect to the mere ownership by the Employee of less than one percent of a publicly traded entity.

(b)           Noncompetition.  Upon termination of this Agreement for any reason other than the reasons set forth in Section 7(a) and (d) of this Agreement, for a period of two (2) years from the Employee's Date of Termination, the Employee shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Bank or any of the Consolidated Subsidiaries operates a full service branch office or lending center on the date of termination of this Agreement.

(c)           Exceptions.  Nothing in Sections 10(a) and 10(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or the Bank, or solely as a passive investor in any business.

(d)           Confidential Information.  In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of the Company, the Bank or any of the Consolidated Subsidiaries. Except as required in the course of employment by the Company and the Bank, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly before or after termination of this Agreement, disclose to anyone any confidential information relating to the Bank, the Company or any of the Consolidated Subsidiaries, or any financial information, trade secrets or “know-how” that is germane to the Bank's, the Company's or any of the Consolidated Subsidiaries' business and operations. The Employee also recognizes and acknowledges that any financial information concerning any of the customers of the Bank, the Company or any of the Consolidated Subsidiaries, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone this financial information, or any part thereof, for any reason or purposes whatsoever.

(e)           Non-Solicitation. Employee agrees that during the period of Employee's employment and for a further period of two (2) years from the Employee's Date of Termination, Employee will not, without the prior written consent of the Bank, directly or indirectly solicit, influence, or assist anyone in the solicitation or influencing of (i) any customer or depositor of the Bank or any of the Consolidated Subsidiaries for the purpose of causing, encouraging, or attempting to cause or encourage such customer to divert its current, ongoing, or future business from the Bank or any of the Consolidated Subsidiaries to another financial institution or (ii) any other employee of the Bank or any of the Consolidated Subsidiaries for the purpose of causing, encouraging, or attempting to cause or encourage such other employee to leave the employment of the Company, the Bank or any of the Consolidated Subsidiaries.

(f)           Remedial Actions.

(1)           Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments.  In the event any of the Restrictive Covenants are violated, any remaining payments or compensation, of any nature, due to the Employee under this Agreement shall immediately cease, and the Bank shall have the right to recover, at any time and in its sole discretion, all or any portion of the payments and other compensation (of whatever nature) paid to the Employee (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.

(2)           Injunctive Relief.  The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Employee fails to observe and comply with the Restrictive Covenants; therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity.  The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Bank.  Nothing set forth herein shall prohibit the Bank from pursuing all remedies available to it.

(g)           Reasonableness.  The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable as to time, scope and remedial action.  The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of the Bank's business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Bank's business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.

(h)           Survival.  This Section 10 shall survive the termination of this Agreement.

11.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it, if no such succession or assignment had taken place. Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

13.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.  Notwithstanding the preceding sentence, the Bank may unilaterally amend the Agreement as necessary to comply with applicable laws (including but not limited to Section 409A), in which case the Bank shall notify the Employee of the amendment and its substance.

14.  Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.  Governing Law. This Agreement shall be governed by the laws of the State of Washington.

17.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Bank may resort to the Superior Court of Walla Walla County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of Section 10 hereof or violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Company or the Bank.  The FDIC may appear at any arbitration hearing but the decision is not binding on the FDIC.

18.  Knowing and Voluntary Agreement.  Employee represents and agrees that the Employee has read this Agreement, understands its terms, and that the Employee has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that the Employee has had ample time to read and understand the Agreement before executing it and that the Employee enters into this Agreement without duress or coercion from any source.

19.  Compliance with Section 409A.

(a)           The Bank and the Employee agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A or shall comply with the requirements thereof. With respect to any amount payable under the Agreement that constitutes a deferral of compensation within the meaning of Section 409A, the terms of the Agreement shall be administered, construed and interpreted as necessary to comply with Section 409A.  The Employee hereby acknowledges that the Employee has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse Federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall the Bank, the Company or any of the Consolidated Subsidiaries be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A.

(b)           If, on the date of the Employee's Separation from Service, the Employee is a “specified employee,” as defined in Section 409A, and if any payments or benefits under this Agreement payable upon the Employee's Separation from Service will result in additional tax or interest to the Employee because of Section 409A, then despite any provision of this Agreement to the contrary the Employee will not be entitled to the payments or benefits until the date that is six months and one day after Employee's Separation from Service, or the Employee's death, if earlier. After the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments and benefits shall be paid to the Employee in a single lump sum, without interest.

(c)           If an amount payable hereunder that is subject to Section 409A is conditioned upon the Employee's signing a release, and the period of time during which the Employee may sign the release spans two taxable years of the Employee, then the portion of such amount that may be paid during either of such years (depending on when the release is signed) shall be paid in the second year.

(d)           With respect to reimbursements and in-kind benefits made to the Employee hereunder, if any, which are not otherwise excludible from the Employee's gross income, to the extent required to comply with the provisions of Section 409A, no reimbursement of such expenses incurred by the Employee during any taxable year of the Employee shall be made after the last day of the following taxable year, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and the right to reimbursement of such expenses or such in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)           Separation From Service Payments On Account of a Change in Control.  In the event that Involuntary Termination payment(s) made on account of a Change in Control pursuant to Section 7(d) should be determined to be an alternative form of payment on account of a Separation from Service, then payments under Section 7(d) shall be permitted in accordance with its terms if the event constituting a Change in Control (as defined under this Agreement) either: (i) qualifies as one of the change in control events within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder (a “Section 409A Change in Control Event”), (ii) qualifies as a short-term deferral that is exempt from the application of Section 409A, or (iii) is otherwise exempt from the application of Section 409A.  If neither (i), (ii) or (iii) is applicable, then that portion of the payment that does not qualify as made under a "separation pay plan" (within the meaning of Treasury Regulations Section 1.409A-1(b)(9)(iii)) shall be paid as if such involuntary termination payments were not made in connection with a Change in Control (i.e., as if such payments were made pursuant to Section 7(a)) commencing on the earliest date that such payments could have been made had the involuntary termination payments not been made on account of a Section 409A Change in Control Event, taking into account the other requirements of Section 409A (e.g., the six-month payment delay rule for specified employees).

20.  Expenses to Enforce Agreement.

(a)           In the event of a Change in Control, the Bank shall pay all legal fees and expenses which the Employee may incur as a result of the Bank's contesting the validity or enforceability of this Agreement that results in a legal judgment in his favor or legal settlement and the Employee shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six month Treasury Bill rate.

(b)           In the event any dispute shall arise between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Employee in defending against any action taken by the Bank the prevailing party shall be reimbursed for all costs and expenses, including reasonable attorney's fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within 10 days of the furnishing to the non-prevailing party of written evidence, which may be in the form of a cancelled check or receipt, among other things, of any costs or expenses incurred by the prevailing party. Any such request for reimbursement shall be made no more frequently than at 60-day intervals.

(c)           Payments and reimbursements hereunder shall be subject to Section 19(d).

[CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of July 1, 2014.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	BANNER BANK

Albert H. Marshall, Secretary	By: Mark J. Grescovich
Its: President and Chief Executive Officer

EMPLOYEE

________________________

EXHIBIT A
General Release

This General Release, dated as of _________, ___, is delivered by ______________________ (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with Section 7(a) or 7(d) of the Employment Agreement dated July 1, 2014 (the “Agreement”).

1.           General Release.

a.           The Employee, for himself or herself, and for the Employee’s heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Employee’s rights of indemnification to which the Employee was entitled immediately prior to the Resignation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a shareholder of the Employer; (3) the Employee’s vested rights under any tax-qualified retirement plan, nonqualified deferred compensation plan or stock or incentive-based compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

d.           For purposes of this General Release, the “Released Parties” means Banner Corporation, the Bank (as defined in the Agreement), all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, shareholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.           No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), the Employee has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3.           Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) the Employee has carefully read it and fully understands what it means; (b) the Employee has discussed this General Release with an attorney of the Employee’s choosing before signing it; (c) the Employee has been given at least 21 calendar days to consider this General Release; (d) the Employee has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided the Employee under the Agreement is sufficient to support the releases provided by the Employee under this General Release; (f) the Employee may revoke the Employee’s execution of this General Release within seven days after the Employee signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after the Employee executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to the Bank, at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of the Bank or mailed to the Chairman of the Board of the Bank and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if the Employee does not execute this General Release or, in the event of revocation, the Employee will not be entitled to receive any of the payments or benefits under Section 7(a) or 7(d) of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s termination of employment.

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and the Bank.

EMPLOYEE

Date: __________________
________________________

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